EXHIBIT 99.2

Contact:	Matthew J. Pfeffer Chief Financial Officer Cell Genesys, Inc. 650-266-3200

CELL GENESYS, INC. ANNOUNCES PRICING OF
$110 MILLION CONVERTIBLE SENIOR NOTES

SOUTH SAN FRANCISCO, Calif., October 15, 2004 — Cell Genesys, Inc. (Nasdaq: CEGE) today announced the pricing of its offering of $110 million principal amount of 3 1/8% Convertible Senior Notes due 2011 through a private placement to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The transaction was upsized from a base size of $100 million to $110 million due to market demand. The notes will be convertible into Cell Genesys common stock at a conversion price of $9.10 per share of common stock, representing a conversion rate of approximately 109.8901 shares of common stock per $1,000 principal amount of notes. The initial conversion price represents a premium of approximately 30% relative to the reported last sale price of Cell Genesys common stock on Nasdaq of $7.00 per share on October 14, 2004. The sale of the notes is expected to close on October 20, 2004.

Cell Genesys has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $35 million principal amount of the notes.

Cell Genesys intends to use the net proceeds from the offering primarily to repay two outstanding bank loans totalling $95 million thereby eliminating existing restrictions on approximately $60 million of the Company’s current cash balance.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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